Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Third Quarter Results

Delay in U.S. Government Funding for Fire Departments Slows North America Sales

Year-to-Date Sales, Earnings Set Record

PITTSBURGH, November 3, 2005 – MSA (NYSE: MSA) today announced that net sales for the third quarter of 2005 were $217.9 million compared with $220.0 million for the third quarter of 2004, a decrease of $2.1 million, or 1 percent. Net income for the three months ended September 30, 2005 was down $2.0 million, or 11 percent, at $17.1 million, or $0.47 per basic share, compared with $19.1 million, or $.51 per basic share, for the same quarter last year.

Net sales for the nine months ended September 30, 2005 were a record $666.1 million, compared with $627.6 million in 2004, an increase of $38.5 million, or 6 percent. Net income for the nine months ended September 30, 2005 improved $4.2 million, or 8 percent, to a record $57.6 million, or $1.58 per basic share, compared with $53.4 million, or $1.44 per basic share, for the same period last year.

Strong third quarter sales growth in the company’s International and European segments was offset by lower sales of self-contained breathing apparatus (SCBA) in North America that were, in large part, impacted by delays in government funding to U.S. fire departments. Local currency sales in MSA’s International and European segments increased approximately $12.9 million and $2.7 million, respectively, in the third quarter of 2005. Most of the sales growth in Europe was attributable to the company’s German operations and included large contracts for Eastern Europe.

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Growth in sales for MSA International was 51 percent for the quarter and 36 percent year-to-date and earnings increases were commensurate compared to the third quarter and nine-month periods of a year ago. This growth is attributable to strategic sales and marketing investments made in this segment, fine efforts by the MSA International team and good economic growth in almost all of this segment’s major regions. The favorable translation effects of stronger local currencies accounted for approximately $1.5 million of the current quarter sales increase in the International segment.

Third quarter 2005 sales in the North American segment were $19.1 million lower than in the same quarter last year. Several issues, previously disclosed, continued into parts of the third quarter and impacted results, including the delay in U.S. fire department funding made available through the Assistance to Firefighters Grant (AFG) program. On a net basis, the shortfall in U.S. SCBA sales accounted for the shortfall in company sales and earnings when compared to the third quarter of 2004. The release of the U.S. federal funding to local fire departments under the AFG program, which in 2004 began in the second quarter, did not begin this year until August 19. This seriously impacted fire department purchases of SCBAs over the quarter and MSA’s level of incoming orders. Shipments of breathing apparatus also lagged orders, but the company is optimistic it will be able to ship this added backlog in the fourth quarter.

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The previously reported constraint in supply of a key Thermal Imaging Camera (TIC) component has been resolved, and TIC invoicing improved considerably in the third quarter.

Sales of military gas masks in the U.S. were lower than in previous periods due to the expiration of government contracts, as previously reported. For the quarter, combined shipments of Advanced Combat Helmets and related communication systems stayed at high levels, equivalent to the comparable period of 2004. Sales of commercial gas masks in North America are volatile. While third quarter gas mask orders were low, the company was able to ship significant backlog during the quarter.

North American sales of most other products were strong overall with good growth in many areas led by industrial helmets, MSA Safety Works consumer products and exports.

Net income in the North American segment was down approximately $4.0 million, reflecting shortfalls in both orders and shipments of SCBAs, offset to a considerable extent by significant reductions in operating expenses. In the International segment, net income was up approximately $1.4 million on the previously discussed sales growth, increasing earnings by 62 percent for the quarter and 43 percent for the year-to-date. Net income in Europe was flat quarter-to-quarter, with improved sales and gross margins being largely offset by higher operating expenses, in a traditionally slow business period in that area. Year-to-date, MSA Europe’s earnings are up 75 percent, reflecting improvements in all areas of this business.

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“While we did not achieve our own expectations for this quarter, I am very pleased by our efforts to reduce costs in North America to help mitigate the effects of delayed government funding and am very encouraged by the strong accomplishments in growing the balance of our business,” said John T. Ryan III, MSA Chairman and CEO. “We have long said that our greatest percentage growth opportunities are in International, and our performance there this year is outstanding. Good progress has been made throughout the year in MSA Europe. Our North American business in areas other than the fire service and gas masks has been strong, especially of MSA Safety Works, our growing consumer products entity.”

“Our most significant challenge has been overcoming the delay in U.S. government funding to local fire departments from June through August,” Mr. Ryan continued. “In September and October U.S. incoming orders in SCBAs have recovered somewhat to the rate seen in the full year of 2004. If this continues, our U.S. SCBA sales would exceed 2004 levels by a modest amount. We are very encouraged by recently being the first supplier to receive NIOSH approval for our Safe Escape™ respirator for chemical, biological, radiological and nuclear agents (CBRN) and are working to generate new business in this area.”

“Looking ahead to our fourth quarter, we anticipate an opportunity to convert a significant amount of U.S. commercial backlog into revenue that can enhance our year-end results. We have a positive outlook for the 75 percent of our business that has been meeting goals consistently during 2005, and we will continue to be prudent in our cost containment and Lean Manufacturing activities. I am optimistic that we can show good progress in sales in the fourth quarter and complete the year with record results in sales and operating earnings,” Mr. Ryan concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has more than 30 international locations. Additional information is available on the company’s Web site at http://www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are timing and market acceptance of new products, the company’s ability to fulfill order backlogs, the timing and ability to obtain military contracts, delays in obtaining raw materials, the economic environment and interest and currency exchange rates. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. Our SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Net sales	$217,879	$219,962	$666,051	$627,566
Other income	742	2,018	3,091	3,482

	218,621	221,980	669,142	631,048

Cost of products sold	136,697	131,588	404,061	372,458
Selling, general and administrative	50,015	53,638	156,671	153,165
Research and development	5,196	5,588	16,856	15,890
Interest	1,333	996	3,942	2,725
Currency exchange losses (gains)	(643)	(951)	696	969

	192,598	190,859	582,226	545,207

Income before income taxes	26,023	31,121	86,916	85,841
Provision for income taxes	8,971	12,010	29,310	32,474

Net income	17,052	19,111	57,606	53,367

Basic earnings per share	$0.47	$0.51	$1.58	$1.44

Diluted earnings per share	$0.46	$0.50	$1.54	$1.40

Dividends per common share	$0.14	$0.10	$0.38	$0.27

Average number of common shares outstanding (basic)	36,618	37,127	36,540	37,048

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)	September 30, 2005	December 31, 2004
Current assets
Cash and cash equivalents	$65,592	$76,545
Trade receivables, net	156,890	157,824
Inventories	129,433	124,846
Other current assets	35,218	38,445

Total current assets	387,133	397,660
Property, plant and equipment, net	118,883	123,716
Prepaid pension cost	139,264	131,496
Goodwill	48,023	49,495
Other non-current assets	41,217	31,743

Total	734,520	734,110

Current liabilities
Notes payable and current portion of long-term debt	$32,608	$6,378
Accounts payable	44,966	40,705
Other current liabilities	70,774	79,984

Total current liabilities	148,348	127,067

Long-term debt	53,962	54,463
Pension and other employee benefits	80,116	83,628
Deferred tax liabilities	77,440	76,704
Other non-current liabilities	10,657	14,637
Shareholders’ equity	363,997	377,611

Total	734,520	734,110

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Net sales
North America	$132,058	$151,197	$418,297	$424,846
Europe	43,415	40,739	137,510	121,795
International	42,406	28,026	110,244	80,925

Total	217,879	219,962	666,051	627,566

Net income
North America	$11,992	$16,022	$42,797	$44,492
Europe	1,156	1,304	7,765	4,447
International	3,613	2,230	7,923	5,522
Reconciling	291	(445)	(879)	(1,094)

Total	17,052	19,111	57,606	53,367

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